AMENDMENT NO. 3
TO
INVESTMENT SUB-ADVISORY AGREEMENT
THIS AMENDMENT NO. 3 TO INVESTMENT SUB-ADVISORY AGREEMENT (the “Amendment”) is effective as of July 24, 2009, by and among The Variable Annuity Life Insurance Company (“VALIC”) and Wellington Management Company, LLP (the “Sub-Adviser”).
RECITALS
     WHEREAS, VALIC and VALIC Company II (“VC II”) (formerly North American Funds Variable Product Series II) entered into an Investment Advisory Agreement dated January 1, 2002, with respect to the Covered Funds reflected in Schedule A; and
     WHEREAS, VALIC and the Sub-Adviser are parties to that certain Investment Sub-Advisory Agreement dated January 1, 2002 (the “Agreement”), and as amended on October 19, 2005 and October 31, 2007, with respect to the VC II Covered Fund with the Sub-Adviser as listed on Schedule A thereto; and
     WHEREAS, the parties wish to amend Schedule A to the Agreement to reflect the inclusion of the High Yield Bond Fund, as one of the Covered Funds to be managed by the Sub-Adviser; and
     WHEREAS, pursuant to Section 5 of the Agreement which provides for an initial term of two years from the date of this Amendment, with respect to High Yield Bond Fund.
     NOW, THEREFORE, in consideration of the mutual promises set forth herein, VALIC and the Sub-Adviser agree as follows:
1.	Schedule A Amendment. Schedule A to the Agreement is hereby amended to reflect that the Sub-Adviser will manage the assets of the High Yield Bond Fund and shall be compensated on those assets managed, in accordance with Section 2 of the Agreement. The revised Schedule A is also attached hereto.

2.	Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

3.	Full Force and Effect. Except as expressly supplemented, amended or consented to hereby, all of the representations, warranties, terms, covenants and conditions of the Agreement shall remain unchanged and shall continue to be in full force and effect.

4.	Miscellaneous. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Agreement.
     IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first above written.

THE VARIABLE ANNUITY LIFE INSURANCE		WELLINGTON MANAGEMENT COMPANY, LLP
COMPANY

By:	/s/ KURT W. BERNLOHR	By:	/s/ JONATHAN M. PAYSON

	Name: Kurt W. Bernlohr		Name: Jonathan M. Payson
	Title: Senior Vice President		Title: Senior Vice President

SCHEDULE A
Effective July 24, 2009
SUB-ADVISER shall manage all or a portion of the assets of the following Covered Fund(s) and shall be compensated on that portion managed, as follows:

Covered Funds	Fee
Mid Cap Value Fund	0.50% of the first $100 million;
0.475% of the next $150 million;
0.45% of the next $250 million;
0.425% of the next $250 million; and
0.40% on assets over $750 million.

High Yield Bond Fund	0.40% of the first $150 million;
0.35% of the next $350 million; and
0.30% of the next $500 million.